UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K /A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August  1, 2002

SYSCOMM INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-22693	11-2889809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Kingsbridge Road, Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:           (973) 227-8772

Item 4.      Change in Registrant’s Certifying Accountants
(a) Previous independent accountants

On August 1, 2002, SysComm International Corporation (the “Registrant”) terminated Rubin, Brown, Gornstein & Co. LLP (“RBG”) as its independent accountants. The Registrant’s Board of Directors approved the decision to change independent accountants. The report of RBG on the financial statements for the past fiscal year contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit for the most recent fiscal year and through August 1, 2002, there have been no disagreements with RBG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of RBG would have caused them to make reference thereto in their report on the financial statements for such years.

The following is a description of an event reported to us by RBG, which is the only reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K:

During the year ended September 30, 2001, one of the Registrant’s subsidiaries transitioned certain employees and responsibilities to another location. As a result, a certain employee assumed additional responsibilities for this subsidiary, resulting in a lack of segregation of duties in the cash receipts, cash disbursements and payroll functions. As of November 15, 2001, all accounting functions were transitioned to another location, and, as a result, management believes that responsibilities related to the cash receipts, cash disbursements and payroll functions have been adequately segregated.

The Registrant has requested that RBG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 19, 2002, is filed as Exhibit 16 to this Form 8-K/A.

(b) New independent accountants

The Registrant engaged J.H. Cohn LLP as its new independent accountants as of August 1, 2002. During the two most recent fiscal years and through August 1, 2002, the Registrant has not consulted with J.H. Cohn LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report nor oral advice was provided to the Registrant that was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 7.      Financial Statements And Exhibits
(c) Exhibits.

(16) Letter regarding change in certifying accountant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSCOMM INTERNATIONAL CORPORATION (Registrant)
Date: December 19, 2002	By:	/s/ J. Robert Patterson
J. Robert Patterson Chief Financial Officer